EXHIBIT 23.2 Consent of PricewaterhouseCoopers LLP


                       Consent of Independent Accountants



We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-38972, 333-45335, 333-57337, 333-65593, 333-71887 and 333-86415) on
Forms S-3 and (Nos. 333-32962,  333-33140,  333-78177, 333-80197, and 333-84625)
on Forms S-8 of Softnet Systems, Inc. of our report dated December 1, 1998 except for Note 8 regarding the Senior Subordinated Convertible Notes for which the date is January 13, 1999 and Note 3 regarding the discontinuance of the document management segment for which the date is April 13, 1999 and the discontinuance of the cable-based Internet services segment for which the date is December 7, 2000, relating to the financial statements and financial statement schedule for the year ended September 30, 1998 which appear in this Form 10-K.



/PricewaterhouseCoopers LLP/

San Jose, California
January 12, 2001